UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 8, 2025

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-37564	36-4794936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Ste. 900

Duluth, Georgia 30097

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or formed address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 8, 2025, Boxlight Corporation, a Nevada corporation (the “Company”), appointed Ryan Zeek to serve as the Chief Financial Officer of the Company.

Mr. Zeek, 37, previously served as the Chief Financial Officer from April 2025 to July 2025 & Vice President of Strategy at Incident IQ, a K-12 school software provider, from February 2024 to March 2025. Prior to serving as chief financial officer, he also served as Director – Financial Planning and Analysis at Incident IQ from November 2021. Mr. Zeek also served in various Financial Planning and Analysis, Strategy and Corporate development, and Internal Audit roles from November 2014 to August 2021 at Crawford & Company, a publicly traded global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. Prior to joining Crawford & Company, Mr. Zeek also served in Controller and Senior Accountant roles at a software company and a multifamily development & construction company. Mr. Zeek began his career at PricewaterhouseCoopers LLP (PwC) in the Audit practice. He earned his Bachelor of Business Administration in Accountancy from Auburn University, his Master of Sciences Accounting from the University of Notre Dame, and is a Certified Public Accountant (CPA).

In connection with his appointment as Chief Financial Officer of the Company, Mr. Zeek entered into an employment agreement with the Company, effective as of October 8, 2025 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Zeek will be entitled to receive an annual base salary of $260,000 and will be eligible for a quarterly performance-based bonus, the total annualized value of which would be $106,000 for on target performance. Mr. Zeek will also be eligible to participate in an executive equity incentive plan and in all employee benefit plans, including medical, disability, 401K and other employee benefit plans and programs generally provided by the Company. Under the terms of the Employment Agreement, either the Company or Mr. Zeek may, at any time, terminate the Employment Agreement by giving 60 days’ advance written notice to the other party. The Company may also terminate the Employment Agreement at any time without notice for “cause,” as defined in the Employment Agreement. Pursuant to the Employment Agreement, if the Company terminates Mr. Zeek’s employment without “cause,” Mr. Zeek will be eligible to receive, as severance, his then current annual base salary for a period six months, generally payable in accordance with the Company’s normal payroll practices, plus any quarterly bonus earned but unpaid at the termination date, subject in each case to Mr. Zeek entering into a release of claims against the Company. Mr. Zeek is also subject to certain confidentiality obligations and two-year non-competition, non-solicitation and non-disparagement covenants pursuant to the terms of the Employment Agreement.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

Mr. Zeek has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Ryan Zeek, effective as of October 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2025

BOXLIGHT CORPORATION

By:	/s/ Dale W. Strang
Name:	Dale W. Strang
Title:	Chief Executive Officer